Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Second Quarter 2024 Financial Results
Record Net Revenues of $33.7 million Representing 6% Growth from the Prior Year
Reaffirms Full-Year 2024 Guidance
Rochester Hills, Michigan, August 8, 2024 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2024.
2024 Second Quarter Overview:
•Net revenues totaled $33.7 million, an increase of 6% vs. prior year.
◦Patient Services net revenue was $20.2 million, an increase of 5% vs. prior year.
◦Device Solutions net revenue was $13.5 million, an increase of 8% vs. prior year.
•Gross profit was $16.7 million, an increase of 5% vs. prior year.
•Gross margin was 49.5%, a slight decrease of 0.4% vs. prior year.
◦Patient Services gross margin was 66.4%, an increase of 5.1% vs. prior year.
◦Device Solutions gross margin was 24.0%, a decrease of 8.1% vs. prior year.
•Net income increased 64.8% to $0.7 million, or $0.03 per diluted share vs. prior year net income of $0.4 million, or $0.02 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.1 million, an increase of 5% vs. prior year.
•Adjusted EBITDA margin was 18.0% vs. 18.2% prior year.
•Net operating cash flow was up 17% to $2.7 million, as of June 30, 2024.
•Company liquidity totaled $40.5 million, as of June 30, 2024.
Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “We are pleased with our second quarter financial results, which included setting a new record high quarterly revenue of $33.7 million, an increase of 6% over the prior year period, a 17% increase in net operating cash flow, and the anticipated significant sequential increase in Adjusted EBITDA margin to 18%. This quarter marked our 10th consecutive record-breaking revenue achievement out of the last 12 quarters.”

“We are continuing to identify and implement strategic partnerships that we believe will grow and diversify our business. Most recently, this included entering into a new distribution agreement with Smith+Nephew, a global leader in medical technology. This collaboration expands our portfolio of medical equipment and increases our opportunities in wound care. InfuSystem is quickly becoming a diversified healthcare service provider, leveraging our service platforms to offer unique capabilities that enhance patient care both at home and in acute care facilities.”

“As we look ahead, we see momentum building into the second half of this year and into 2025. In Patient Services, Oncology continues to be strong, we continue to make progress in developing Wound Care, and Pain Management is ready for reimbursement to come through the NOPAIN Act. Device Solutions secured a new pump rental business win and in biomedical services, we undertook a significant device remediation project for one of our important partners, a large medical device manufacturer. We remain focused on enhancing our margin and profitability profile. We believe we are well positioned for sustainable long-term growth and profitability in the coming quarters and years,” concluded Mr. DiIorio.
2024 Second Quarter Financial Review
Net revenues for the quarter ended June 30, 2024 were $33.7 million, an increase of $2.0 million, or 6.2%, compared to $31.7 million for the quarter ended June 30, 2023. The increase included higher net revenues for both the Patient Services and Device Solutions segments.
Patient Services net revenue of $20.2 million increased $0.9 million, or 4.8%, during the second quarter of 2024 compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections totaling $2.1 million, offset partially by $1.2 million lower revenue from sales-type leases of NPWT pumps. The improved volume and collections benefited Oncology revenue by $1.5 million or 8.9%, Pain Management revenue by $0.3 million, or 28.9%, and Wound Care treatment revenue by $0.3 million, or 188.0%. Sales-Type Lease revenue of NPWT pumps, which had a tough comparison to an unusually strong prior year amount, decreased by $1.2 million.
Device Solutions net revenue of $13.5 million increased $1.0 million, or 8.3%, during the second quarter of 2024 compared to the prior year period. This increase included higher biomedical services revenue, which increased by $0.5 million, or 13.6%, higher rental revenue totaling $0.4 million, or 9.2%, and higher disposable medical supplies revenue which increased by $0.4 million, or 20.4%. These increases were partially offset by lower medical equipment sales which decreased by $0.3 million, or 18.8%. The increased biomedical revenue was mainly attributable to increased revenue from the master services agreement that we entered into in April 2022. The increases in rental revenue and disposables are mainly attributable to a new customer added during the period. Lower medical equipment sales reflects normal shipment timing for large contracts.
Gross profit for the second quarter of 2024 of $16.7 million increased by $0.8 million, or 5%, compared to the second quarter of 2023. This increase was due to the increase in net revenues offset partially by a lower gross profit percentage of net revenue (“gross margin”). During the second quarter of 2024, we identified and corrected an immaterial error in our accrued liabilities associated with travel expenses resulting in a unfavorable cumulative expense adjustment to cost of revenues totaling $0.6 million during the second quarter of 2024. The lower gross margin was attributable to this adjustment which represented 1.6% of net revenue for the second quarter of 2024. Gross margin was 49.5% during the second quarter of 2024 compared to 49.9% during the prior year period, a decrease of 0.4%. Gross profit and gross margin increased in the Patient Services segment, but were both lower in the Device Solutions segment.
Patient Services gross profit was $13.4 million during the second quarter of 2024, representing an increase of $1.6 million compared to the prior year period. The increase reflected the higher net revenue and higher gross margin, which increased from the prior year by 5.1% to 66.4%. The increase in gross margin reflected increased third-party payer collections, favorable gross margin mix, lower pump disposal expenses and improved coverage of fixed costs from higher net revenue. The favorable gross margin mix was mainly related to the decrease in revenue related to NPWT equipment leases which have a lower average gross margin than other Patient Services revenue categories. Pump disposal expenses, which include retirements of damaged pumps and reserves for missing pumps, decreased by $0.1 million during the second quarter of 2024 compared to the prior year period.
Device Solutions gross profit during the second quarter of 2024 was $3.2 million, representing a decrease of $0.8 million, or 19.1%, compared to the prior year. This decrease was due to the $0.6 million error correction and a decrease in gross margin. These decreases were partially offset by higher net revenue. The Device Solutions gross margin was 24.0% during the current quarter, which was 8.1% lower than the prior year period, which included a 4.1% reduction related to the error correction. The remaining decrease was due to unfavorable sales mix favoring lower margin products including disposable medical supplies.
Selling and marketing expenses were $3.0 million for the second quarter of 2024, representing an increase of $0.1 million, or 1.9%, compared to the prior year. Selling and marketing expenses as a percentage of net revenues decreased to 9.0% compared to 9.4% in the prior year period. This decrease reflected a reduction in sales team members and improved coverage of fixed costs from higher net revenues.
General and administrative (“G&A”) expenses for the second quarter of 2024 were $11.5 million, an increase of 1.5% from $11.4 million for the second quarter of 2023. G&A expenses as a percentage of net revenues for the second quarter of 2024 decreased to 34.2% compared to 35.8% for the prior year period, mainly reflecting improved net revenue leverage over fixed costs.

Net income for the second quarter of 2024 was $0.7 million, or $0.03 per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, for the second quarter of 2023.
Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2024 was $6.1 million, or 18.0% of net revenue, and increased by $0.3 million, or 5.4%, compared to Adjusted EBITDA for the same prior year quarter of $5.8 million, or 18.2% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the six-month period ended June 30, 2024, operating cash flow increased to $2.7 million, a $0.4 million, or 17%, increase over operating cash flow during the same prior year six-month period. The increase reflected lower working capital growth during 2024 as compared to 2023. Capital expenditures during the first half of 2024 included purchases of medical devices totaling $8.8 million, which was $1.8 million, or 26%, higher than the amount purchased during the same prior year period.
As of June 30, 2024, available liquidity for the Company totaled $40.5 million and consisted of $40.3 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $0.1 million. Net debt, a non-GAAP measure (calculated as total debt of $34.2 million less cash and cash equivalents of $0.1 million) as of June 30, 2024 was $34.0 million representing an increase of $5.1 million compared to net debt of $28.9 million as of December 31, 2023 (calculated as total debt of $29.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.53 to 1.00 (calculated as net debt of $34.0 million divided by Adjusted EBITDA of $22.3 million).
Full Year 2024 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2024 with net revenue growth estimated to be in the high-single-digit range and forecasting Adjusted EBITDA margin (non-GAAP) to be in the high-teens, exceeding the Company's margin of 17.8% in 2023.

The full year 2024 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. These estimates now include expected expenses related to planned upgrades of the Company's information technology and business applications. Our previous guidance excluded these amounts. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2023, filed on April 10, 2024.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, August 8, 2024, at 9:00 a.m. Eastern Time to discuss its second quarter 2024 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 6530466, through August 15, 2024.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended June 30, 2024 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate its previously disclosed material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023

Net revenues	$33,698	$31,735	$65,693	$62,105
Cost of revenues	17,030	15,903	32,551	31,323
Gross profit	16,668	15,832	33,142	30,782

Selling, general and administrative expenses:
Amortization of intangibles	247	247	495	495
Selling and marketing	3,042	2,985	6,418	6,209
General and administrative	11,524	11,352	25,219	22,937

Total selling, general and administrative	14,813	14,584	32,132	29,641

Operating income	1,855	1,248	1,010	1,141
Other expense:
Interest expense	(484)	(620)	(940)	(1,104)
Other (expense) income	(63)	2	(60)	(33)

Income before income taxes	1,308	630	10	4
(Provision for) benefit from income taxes	(591)	(195)	(405)	107
Net income (loss)	$717	$435	$(395)	$111
Net income (loss) per share:
Basic	$0.03	$0.02	$(0.02)	$0.01
Diluted	$0.03	$0.02	$(0.02)	$0.01
Weighted average shares outstanding:
Basic	21,299,089	20,955,048	21,262,429	20,904,315
Diluted	21,711,198	21,600,346	21,262,429	21,565,667

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended June 30,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$20,246	$19,319	$927
Device Solutions	15,194	14,097	1,097
Less: elimination of inter-segment revenues (a)	(1,742)	(1,681)	(61)
Total Device Solutions	13,452	12,416	1,036
Total	33,698	31,735	1,963
Gross profit:
Patient Services	13,444	11,845	1,599
Device Solutions	3,224	3,987	(763)
Total	$16,668	$15,832	$836
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended June 30,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$38,837	$38,093	$744
Device Solutions	30,311	27,323	2,988
Less: elimination of inter-segment revenues (a)	(3,455)	(3,311)	(144)
Total Device Solutions	26,856	24,012	2,844
Total	65,693	62,105	3,588
Gross profit:
Patient Services	25,718	23,386	2,332
Device Solutions	7,424	7,396	28
Total	$33,142	$30,782	$2,360
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, NET INCOME (LOSS) MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023

GAAP net income (loss)	$717	$435	$(395)	$111
Adjustments:
Interest expense	484	620	940	1,104
Income tax provision (benefit)	591	195	405	(107)
Depreciation	2,786	2,846	5,438	5,801
Amortization	247	247	495	495

Non-GAAP EBITDA	$4,825	$4,343	$6,883	$7,404

Stock compensation costs	998	1,016	2,055	1,736
Medical equipment reserve and disposals (1)	231	336	127	766
Management reorganization/transition costs	—	72	108	72
Cooperation Agreement payment and associated legal expenses	—	—	649	—
Certain other non-recurring costs	20	(6)	109	18

Non-GAAP Adjusted EBITDA	$6,074	$5,761	$9,931	$9,996

GAAP Net Revenues	$33,698	$31,735	$65,693	$62,105
Net Income (Loss) Margin (2)	2.1%	1.4%	(0.6)%	0.2%
Non-GAAP Adjusted EBITDA Margin (3)	18.0%	18.2%	15.1%	16.1%
(1)Amounts represent a non-cash (recovery) expense recorded to adjust the reserve for missing medical equipment and is being (deducted) added back due to its similarity to depreciation.
(2)Net Income (Loss) Margin is defined as GAAP Net Income (Loss) as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	June 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$146	$231
Accounts receivable, net	21,325	19,830
Inventories, net	6,839	6,402
Other current assets	4,603	4,157

Total current assets	32,913	30,620
Medical equipment for sale or rental	6,980	3,049
Medical equipment in rental service, net of accumulated depreciation	36,262	34,928
Property & equipment, net of accumulated depreciation	4,174	4,321
Goodwill	3,710	3,710
Intangible assets, net	6,951	7,446
Operating lease right of use assets	5,845	6,703
Deferred income taxes	8,644	9,115
Derivative financial instruments	1,714	1,442
Other assets	1,334	1,581

Total assets	$108,527	$102,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,940	$8,009
Other current liabilities	5,940	7,704

Total current liabilities	15,880	15,713
Long-term debt, net of current portion	34,165	29,101
Operating lease liabilities, net of current portion	4,995	5,799

Total liabilities	55,040	50,613

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,315,046 issued and outstanding as of June 30, 2024 and 21,196,851 issued and outstanding as of December 31, 2023	2	2
Additional paid-in capital	111,493	109,837
Accumulated other comprehensive income	1,295	1,088
Retained deficit	(59,303)	(58,625)

Total stockholders’ equity	53,487	52,302

Total liabilities and stockholders’ equity	$108,527	$102,915

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2024	2023

OPERATING ACTIVITIES
Net (loss) income	$(395)	$111
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	(194)	47
Depreciation	5,438	5,801
Loss on disposal of and reserve adjustments for medical equipment	316	828
Gain on sale of medical equipment	(1,036)	(1,402)
Amortization of intangible assets	495	495
Amortization of deferred debt issuance costs	39	78
Stock-based compensation	2,055	1,736
Deferred income taxes	405	(106)
Changes in assets - (increase)/decrease:
Accounts receivable	(1,203)	(506)
Inventories	(437)	(885)
Other current assets	(446)	(994)
Other assets	914	(1,719)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(3,265)	(1,183)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,686	2,301

INVESTING ACTIVITIES
Purchase of medical equipment	(8,796)	(6,994)
Purchase of property and equipment	(519)	(494)
Proceeds from sale of medical equipment, property and equipment	2,201	2,098
NET CASH USED IN INVESTING ACTIVITIES	(7,114)	(5,390)

FINANCING ACTIVITIES
Principal payments on long-term debt	(26,744)	(29,451)
Cash proceeds from long-term debt	31,769	32,585
Debt issuance costs	—	(229)
Common stock repurchased as part of share repurchase program	(283)	(153)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(624)	(523)
Cash proceeds from exercise of options and ESPP	225	829
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,343	3,058

Net change in cash and cash equivalents	(85)	(31)
Cash and cash equivalents, beginning of period	231	165
Cash and cash equivalents, end of period	$146	$134